Stellar Biotechnologies Reports Second Quarter 2015 Financial Results

PORT HUENEME, CA -- (Marketwired - May 11, 2015) - Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (OTCQB: SBOTF) (TSX VENTURE: KLH), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), an important immune-stimulating protein used in wide-ranging immunotherapeutic markets, today announced its financial results for the second fiscal quarter and six months ended March 31, 2015.

"Stellar is pleased to issue this mid-year report which shows increased demand for our products, continued financial prudence, and the positive effect of continued focus on our core KLH business," said Frank Oakes, President and Chief Executive Officer of Stellar Biotechnologies, Inc. "As KLH-based technologies advance through clinical development, we are excited to be in this strong position as the opportunities in the KLH market continue to grow."

Second Quarter and Six Months Ended March 31, 2015 Results:

Cash Position: Cash and cash equivalents as of March 31, 2015 were $11.1 million, compared to $13.8 million at September 30, 2014. Net cash used in operating activities for the six months ended March 31, 2015 was $2.6 million, compared to $2.6 million for the same period in 2014. The Company believes current cash will be sufficient to meet estimated working capital requirements and fund planned program development expenditures for at least the next 12 months.

Shareholders' Equity: As of March 31, 2015, Stellar had positive shareholders' equity of $8.9 million and approximately 79.55 million shares outstanding, compared to shareholders' equity of $10.5 million and approximately 79.42 million shares outstanding at September 30, 2014.

Revenue: Stellar generated revenue of $187,627 and $400,288 for the second quarter and six months ended March 31, 2015, respectively, compared to $114,371 and $173,196 for the same periods in 2014. Revenue includes product sales of $142,627 and $295,288 for the second quarter and six months ended March 31, 2015, respectively, compared to $42,371 and $58,456 for the same periods in 2014. The increase in product sales was due to an increase in customers and associated greater product sales volume. Contract services revenue was $45,000 and $105,000 for the second quarter and six months ended March 31, 2015, respectively, compared to $72,000 and $87,000 for the same periods in 2014. Contract services revenue fluctuated due to new services performed under a collaboration agreement beginning mid-December 2013 and completion of services in December 2014 related to a supply agreement.

R&D Expenses: Research and development expenses were $281,584 in the second quarter and $700,405 for the six months ended March 31, 2015, compared to $733,096 and $1.3 million in the same periods in 2014. The decreases in R&D expenses were primarily a result of the decreased use of contract research organizations due to a realignment of our focus from internal research and process development to manufacturing our core Stellar KLH™ products in response to increased demand.

Other Operating Expenses: Other operating expenses, which include cost of revenues and general and administration, totaled $1.1 million for the second quarter and $2.2 million for the six months ended March 31, 2015, compared to $821,910 and $2.0 million for the same periods in 2014. Cost of revenues increased due to additional manufacturing activities required for increased product demand. General and administration expenses increases were caused by increased corporate development expenses related to our transition to complying with Exchange Act disclosure and reporting requirements as a U.S. domestic issuer rather than a foreign private issuer, partially offset by decreases in share-based compensation expense.

Net Loss: The net loss for the second quarter ended March 31, 2015 was $426,164, or ($0.01) per basic share, compared to a net loss of $1.4 million, or ($0.02) per basic share, for the quarter ending March 31, 2014. The net loss for the six months ended March 31, 2015 was $1.8 million, or ($0.02) per basic share, as compared to a net loss of $7.0 million, or ($0.09) per basic share, for the six months ended March 31, 2014. The decrease in net loss reported in the quarter and six months ended March 31, 2015 compared to the same periods in 2014 was primarily due to significant noncash gains in the fair value of warrant liability, increased revenues and decreased research and development expenses, net of increased general and administrative expenses and increased noncash foreign exchange loss.

Stellar Biotechnologies will file its Form 10-Q for the period ending March 31, 2015 with the Securities and Exchange Commission ("SEC") on Monday, May 11, 2015. To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov/edgar). To view the Company's filings with the Canadian Securities Administrators ("CSA"), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.
Stellar Biotechnologies, Inc. (OTCQB: SBOTF) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of anticipated results; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the TSX Venture Exchange and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.

                Condensed Interim Consolidated Balance Sheets
                          (Expressed in US Dollars)

                                     ------------ ------------- ------------
                                        March 31, September 30,   August 31,
                                             2015          2014         2014
                                     ------------ ------------- ------------

Assets:
  Cash and cash equivalents          $ 11,145,555 $  13,769,953 $ 13,427,404
  Other current assets                    296,728       653,522      643,266
  Noncurrent assets                       384,332       404,240      403,292

                                     ------------ ------------- ------------
    Total Assets                     $ 11,826,615 $  14,827,715 $ 14,473,962
                                     ============ ============= ============

Liabilities and Shareholders'
 Equity:
  Accounts payable, accrued
   liabilities and deferred revenue  $    413,941 $     671,714 $    541,626
  Warrant liability, including
   current portion                      2,489,934     3,691,266    6,231,703
  Shareholders' equity                  8,922,740    10,464,735    7,700,633

                                     ------------ ------------- ------------
    Total Liabilities and
     Shareholders' Equity            $ 11,826,615 $  14,827,715 $ 14,473,962
                                     ============ ============= ============

    Condensed Interim Consolidated Statements of Operations
                   (Expressed in US Dollars)

                            Three Months Ended         Six Months Ended
                           March 31,    March 31,    March 31,    March 31,
                                2015         2014         2015         2014
                         -----------  -----------  -----------  -----------

Revenues:
  Contract services
   revenue               $    45,000  $    72,000  $   105,000  $    87,000
  Product sales              142,627       42,371      295,288       58,456
  Grant revenue                    -            -            -       27,740

                         -----------  -----------  -----------  -----------
    Total Revenues           187,627      114,371      400,288      173,196

Expenses:
  Costs of revenues          309,996      175,240      487,097      360,317
  Research and
   development               281,584      733,096      700,405    1,281,321
  General and
   administration            785,681      646,670    1,727,834    1,667,800

                         -----------  -----------  -----------  -----------
    Total Expenses         1,377,261    1,555,006    2,915,336    3,309,438

Other Income (Loss):
  Foreign exchange gain
   (loss)                   (307,546)    (182,321)    (468,658)    (198,829)
  Increase (decrease) in
   fair value of warrant
   liability               1,061,776      185,607    1,201,332   (3,694,588)
  Other income                18,240       14,895       31,533       30,815

Income tax expense             9,000       11,400       18,800       12,200

                         -----------  -----------  -----------  -----------
Net Loss                 $  (426,164) $(1,433,854) $(1,769,641) $(7,011,044)
                         ===========  ===========  ===========  ===========

Loss per common share -
 basic and diluted       $     (0.01) $     (0.02) $     (0.02) $     (0.09)

Weighted average number
 of common shares
 outstanding              79,546,650   76,237,455   79,503,361   76,299,105

          Condensed Interim Consolidated Statements of Cash Flows
                         (Expressed in US Dollars)

                                                      Six Months Ended
                                                    March 31,     March 31,
                                                         2015          2014
                                                 ------------  ------------

Cash Flows Used In Operating Activities:
  Net loss                                       $ (1,769,641) $ (7,011,044)
  Items not affecting cash:
    Depreciation and amortization                      77,602        79,057
    Share-based payments                              198,927       614,312
    Foreign exchange (gain) loss                      468,658       198,829
    Change in fair value of warrant liability      (1,201,332)    3,694,588
  Changes in working capital items                   (355,672)     (135,919)

                                                 ------------  ------------
Net cash used in operating activities              (2,581,458)   (2,560,177)

Net cash provided by (used in) investing
 activities                                           367,119      (250,666)

Net cash provided by financing activities              28,719     2,963,162

Effect of exchange rate changes on cash and cash
 equivalents                                         (438,778)     (205,712)

                                                 ------------  ------------
Net change in cash and cash equivalents            (2,624,398)      (53,393)

Cash and cash equivalents - beginning of period    13,769,953    15,478,038

                                                 ------------  ------------
Cash and cash equivalents - end of period        $ 11,145,555  $ 15,424,645
                                                 ============  ============

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com